Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

MedAvail Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the MedAvail Holdings, Inc. 2020 Equity Incentive Plan	1,645,102 (2)	$0.895(3)	$1,472,366.29	$136.49
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the MedAvail Holdings, Inc. 2022 Inducement Equity Incentive Plan	1,500,000 (2)	$0.895 (3)	$1,342,500.00	$124.45
TOTAL:	3,145,102	-	$2,814,866.29	$260.94
(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the MedAvail Holdings, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) and the MedAvail Holdings, Inc. 2022 Inducement Equity Incentive Plan (the “2022 Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)    Reflects an automatic increase to the number of shares of common stock reserved for issuance pursuant to future awards under the 2020 Plan, which annual increase is provided for in the 2020 Plan.
(5)    Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $0.895 per share, which is the average of the high and low prices for the Registrant's common stock as reported by The Nasdaq Capital Market on April 6, 2022, a date within five business days prior to the filing of this Registration Statement.